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                                                                  Exhibit 99.9

                   Report of Independent Auditors


Board of Directors
Apartment Investment and Management Company

We have audited the accompanying Historical Summary of Gross Income and Certain Expenses (Summary) of The Bay Club at Aventura (the Property) for the year ended December 31, 1996. This Summary is the responsibility of the Property's management. Our responsibility is to express an opinion on this Summary based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Summary is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Summary. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Summary. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Summary has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 2 of the Summary and is not intended to be a complete presentation of the Property's income and expenses.

In our opinion, the Summary referred to above presents fairly, in all material respects, the gross income and certain expenses described in Note 2 of The Bay Club at Aventura for the year ended December 31, 1996, in conformity with generally accepted accounting principles.


                                      Ernst & Young LLP



Chicago, Illinois
May 27, 1997






     Ernst & Young LLP is a member of Ernst & Young International, Ltd.


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                                                 The Bay Club at Aventura

                                               Historical Summaries of Gross
                                                Income and Certain Expenses


                                             Three months          Year ended
                                                ended             December 31,
                                            March 31, 1997           1996
                                            --------------        ------------
                                             (Unaudited)


Gross income
  Rental....................................  $2,453,199           $8,803,906
  Parking and other.........................     113,179              422,232
                                            --------------        ------------
    Total gross income......................   2,566,378            9,226,138


Certain expenses
  Interest..................................     977,530              391,020
  Repairs and maintenance...................      49,858              182,370
  Utilities.................................     151,577              560,954
  Other property operating..................     563,719            2,965,901
  Real estate taxes.........................     263,626            1,201,585
                                            --------------        ------------
    Total expenses..........................   2,006,310            5,301,830
                                            --------------        ------------
      Excess of gross income
        over certain expenses...............  $  560,068           $3,924,308
                                            --------------        ------------
                                            --------------        ------------
See accompanying notes.


                                           2

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                            The Bay Club at Aventura

                     Notes to Historical Summaries of Gross
                           Income and Certain Expenses

                  Three months ended March 31, 1997 (Unaudited)
                        and year ended December 31, 1996



1.  ORGANIZATION

The accompanying Historical Summaries of Gross Income and Certain Expenses include the accounts of The Bay Club at Aventura (the Property), a multifamily residential community located in Aventura, Florida, containing 702 units in two buildings. Apartment Investment and Management Company (the Company) agreed to acquire the Property on April 18, 1997, from CB Associates, CBL-2B Associates, and CBL-2C Associates.

2.  SUMMARIES OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying Historical Summaries were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission. The Historical Summaries are not representative of the actual operations of the Property, nor indicative of future operations as certain expenses, including depreciation, amortization, management fees, and certain interest expense, which may not be comparable to the expenses expected to be incurred by the Company in future operations of the Property, have been excluded.

In the opinion of management of the Property, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the three months ended March 31, 1997, have been made. The excess of gross income over certain expenses for such interim period is not necessarily indicative of the excess of gross income over certain expenses for the full year.

REVENUE AND EXPENSE RECOGNITION

Rental income is recorded when earned. Leases generally have terms of no more than one year. Expenses are recognized in the period in which they are incurred.

                                                                              3

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                           The Bay Club at Aventura

                     Note to Historical Summaries of Gross
                     Income and Certain Expenses (continued)


2. Summaries of Significant Accounting Policies (continued)

Capitalization Policy

Ordinary repairs and maintenance are expensed as incurred; major replacements and betterments are capitalized.

Use of Estimates

The preparation of the Historical Summaries requires management to make estimates and assumptions that affect the amounts reported in the Historical Summaries and accompanying notes. Actual results could differ from those estimates.

3. Mortgage Note Payable

The Company intends to assume a $49,000,000 mortgage note payable on the Property at the date of sale. The mortgage note payable was executed on November 26, 1996, and provides for monthly interest payments through November 26, 2001, at which time all principal amounts are due. The mortgage note payable accrues interest at an interest rate of 7.98% per annum.










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